SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

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[ ]  Preliminary Proxy Statement
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(as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[X]  Soliciting Material Pursuant to Section 240.14a-12

The Goldfield Corporation
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(Name of Registrant as Specified In Its Charter)

AT&T Corp.eRaider.com Inc
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(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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#272   Message posted on eRaider on 3/22/01
Thanks for the information that people are finding the proxy instructions confusing. That's partly my fault, because I wrote them. But it's also partly the fault of lawyers (in general) because the rules make it hard to write clear instructions. I don't blame the SEC in particular, although they wrote the rules, I blame the lawyer's mindset that it's more important that the instructions be legally unambiguous to a specialist than that people can understand them.

The basic idea is that you read the solicitation, if you agree then you copy the bottom to a word processor, print it off, strike off board members you do not want to support (if any), sign it, date it (very important) and mail it to me.

We can't take electronic proxy votes unless we make an agreement with the company. I think it would be in shareholder interest, and it saves money, but they will probably think that it will preferentially help our supporters because they are more likely to be on-line. However, I would agree to allowing telephone voting in combination with Internet. That would work against us in votes, but I am in favor of the fairest and most efficient election, not the one that most favors us.

Later on, once the company releases its proxy statement and we find out the date of the meeting, the items to be voted on and the revised election rules, we will print up and mail a proxy card of the sort you are used to seeing. All people will have to do with that is sign it, date it and drop it in a mailbox. We'll even make it a different color from the company's to minimize confusion.
Aaron Brown
Message #277 posted on eRaider on 3/23/01
I was in Florida talking to Goldfield right after the election controversy (or during it, I guess, since it's still controversial). At the time, everyone in Florida I talked to was sick of it, and did not want to talk about it at all. Meanwhile, in Oregon where my parents live, everyone wanted to know how come Florida was on the front page of every newspaper in the world for a month, while Oregon also had not declared a winner.

Our problems are in Washington, not Florida. We're doing something unusual by soliciting proxies before we know the date of the annual meeting or the issues to be voted on (other than directors and auditors). We're doing that because we expect Goldfield to change the rules and if we wait until the company proxy is already in shareholder hands, it will be too close to the meeting to figure the appropriate counterstrategy, do the necessary research and filings, and get a proxy into shareholder hands before they've already sent back the company's proxy unaware that there is any alternative.

The SEC wants ten days to review the materials before we actually give out proxy cards. We can post the proxy statement and ask for support, but they don't want us collecting the cards until they've go over things. I hope they will approve everything and the cards we've collected to date can be used. If not, we may have to go back to those people and ask them to sign a new card.

The rules for the card are complicated, and hard to interpret when you don't have the meeting date and agenda. For example, you have to specify the meeting for which you want the vote, which is usually done by giving the date plus "and any rescheduling, adjournment or postponement." We can only say the "2001 Annual Shareholders' Meeting held in May, 2001" and even the month is a guess. Also, you have to give the signer the option to withhold support for any individual director. But we expect the company to monkey with the size of the board (it can be anywhere from 3 to 11) so we don't know how many candidates we'll have to run. You're also supposed to indicate how you'll vote on the meeting agenda items, but we don't know what the company will put on the agenda.

This points out the unfairness of the company's requirement that shareholders give 90 days notification of their business, while the company can wait until 30 days before the meeting to give theirs. So the owners of the company have to tell the managers 90 days in advance, but the managers only have to tell the owners 30 days in advance. Somehow, that seems to reverse the natural order of things.

The company gets 60 days to plan in secret how to respond to everything (or they can take more, they pick the date of the meeting). When they have everything lined up, they can make a surprise announcement which we have to scramble around to counter. They changed the rules to this system in December (after over 90 years with normal rules), supposedly to promote good corporate governance. In fact, it's a transparent rigging of the rules in their favor. Fairness would make everyone notify by the same date, and have all notifications made public immediately (we are not allowed to tell other shareholders what we told managmement).

Fairness would also dictate no changing of the election rules before the election. Any changes should only apply after shareholders have had a chance to vote on the board under the old rules. In other companies, board members who were elected for one-year terms unilaterally increase their terms and pass election rules which make it almost impossible to defeat them. That's like those dictators who win one rigged election, then declare themselves President-for-Life.

It's also bad governance to do election by surprise. If an election change is really a good idea, it should be announced with appropriate notice. I expect some changes will be just for the sake of change, to make us rewrite and refile things. Those changes will be announced at the last legal time.

And beyond the fairness issues, there's simple convenience. The board and management can all drive to the meeting (assuming it is held at the usual place, the Melbourne Airport Hilton). But shareholders who don't live in the area must make advance arrangements. We could plan our lives better, get cheaper airfares, maybe arrange a side vacation; if the company gave more than the legal minimum notice for the meeting. In fact, I would like to see the annual meeting arranged for the convenience of shareholders to encourage maximum attendance. For example, it could be held in different cities in different years based on shareholder addresses.
Aaron Brown
eRaider co-founder
Message 283 posted on eRaider on 3/28/01
I plan to offer a proxy that will allow any vote, except a vote for the board's recommended candidates. You will be able to either specify votes or let me use my discretion. You will be able to vote on all the business scheduled for the meeting, and either vote for or withhold votes for any of our candidates.

However, I can't make such a proxy until the company files its proxy statement. I don't know the date of the meeting, what business they have scheduled nor what changes they have made to the board and election rules.

The company must file 30 days before the annual meeting. I have to read it, and draft a proxy to file with the SEC. The SEC takes 10 days to review. There may be some back and forth. Then I have to get my proxy into shareholder hands and back to me before the meeting; meanwhile the company got first crack.

Therefore, I'm planning to ask those shareholders willing to trust me to sign a general proxy before knowing exactly what will be on the ballot. I hope that I can get enough of these to persuade the board to compromise, saving the risk and expense of a winner-take-all election. Failing that, I hope to get them to agree on spending caps so everyone can save money (me on my expenses and shareholders on company expenses).
Aaron Brown
eRaider co-founder

Message 297 posted on eRaider on 4/10/01 eRaider is soliciting proxies for Goldfield's annual meeting. Click on the link to get summarized information on the participants to the proxy solicitation. Also, eRaider strongly advises all shareholders to read the proxy statement when it is available on the eRaider.com website. If you want a free copy of the proxy statement and/or the information on the participants, please email us Aaron Brown or write us at:

Privateer Asset Management
POB 20170
Park West Station
NY, NY 10025

Only the poster is responsible for the content of this message, this legend does not imply eRaider's agreement or disagreement. Please read our legal disclaimer for more information.

The legend above will be appearing on all messages on this (or other eRaider boards) that might be considered a proxy solicitation. It does not imply that we agree or disagree with the post, or that the poster is soliciting proxies on our behalf or the company's. We will add it to posts that seem to advise people to vote one way another.

If you object to having this legend added to your messages, we will remove the entire post, but we cannot allow you to post without it, if we think your post may be considered a solicitation.

We are entering an unexplored area of securities law by attempting to run a proxy fight entirely in the open, on an Internet message board. We feel the legend properly alerts potential voters to get the whole story, without intruding on the right of anyone to post their thoughts and maintain anonymity. As always, we welcome discussion of the subject.
Aaron Brown
#299 posted on eRaider on 4/10/01
The company has just filed their preliminary proxy statement. As we predicted, they have tried a couple of tricks.

After nearly a century of cumulative voting, Goldfield has suddenly decided winner-take-all is better. In cumulative voting, each shareholder multiples her number of shares by the number of directors to be elected to determine her number of votes. She can give these all to one director, or spread them around however she chooses. In winner-take-all voting each director election is separate, a shareholder votes for the number of candidates as their are slots.

In practice, with 6 board slots as Goldfield has, winner-take-all voting means whichever side gets more than 50 percent of the votes names all 6 directors. With cumulative voting, it takes only 14.3 percent of the vote to elect one director, each additional 14.3 percent means one more director.

There are good arguments for both kinds of voting. Winner-take-all gives a more united board, cumulative allows more representation of minority views. Winner-take-all is more efficient, cumulative is more democratic. Most countries in the world use some form of cumulative voting, but the United States federal government has winner-take-all, although it is moderated by state-by-state contests.

I prefer cumulative because I think it is more important that a board represent all views than that everyone on the board agree with one another. But I see the other side. However, there is no question in my mind that Goldfield is not changing because the board has suddenly switched opinions in the abstract. I think this is a transparent attempt to rig the election rules after the contest has started. I think they want winner-take-all because they think it improves their chances of winning.

Their plan is not simply to change the voting for future elections. They want to put this item first on the agenda and, if shareholders agree to winner-take-all, they will recess or adjourn the meeting to file an amendment to the articles of incorporation with the Secretary of State of Delaware; then resume to consider item 2, election of directors, under the changed rules.
This is not anyone's idea of a fair election procedure.

Just by doing this, they have already eliminated cumulative voting. Unless eRaider gets more proxies than the Company, they will change the rules so our votes are irrelevant. Therefore, the board has effectively changed the articles of incorporation without shareholder vote. This is not the action of fair-minded people trying to determine shareholder wishes. They want the majority to determine that minority votes don't count.

Even if you support winner-take-all voting, the fair thing to do is propose it, but don't use your power to adjourn the annual meeting to apply it retroactively. And, even if you believe in retroactive rule changes, the honest thing would be to state in the proxy "we are prosposing this change and extraordinary annual meeting procedure in order to maximize our chances of keeping our director positions."

Notice also how sneakily one-sided this is. If we get less than 50 percent of the vote, we get nothing. If we get more than 50 percent of the vote, we oppose winner-take-all voting, so the Company still gets to appoint some directors. Even if we held our noses and decided to play in the gutter by supporting winner-take-all, they would use their control of the annual meeting to ensure that the director election took place before the amendment to the articles of incorporation. Once again, these people do not want an honest election, they will pull whatever sneaky trick they can to gain advantage. All of these legal shenanigans, of course, are paid for with shareholder money.

The only plus side to this is that undecided shareholders should come over to eRaider on this blatant evidence of unfairness.

There are some smaller tricks in the proxy. Without a word of notice or explanation, the board has increased the size to 6. They claim that since we only told them we were nominating 5 people (since this has been the size of the board for many years), we cannot run 6. They think this guarantees election to one of their candidates. We, of course, will contest this vigorously.

The new cadidate, Al Marino, owns only 1,000 shares, bought this month, and appears to have no expertise in either mining or electrical transmission construction, nor any board experience.
Aaron Brown
Message 308 posted on eRaider on 4/12/01
I am all for saving money, particularly since our fight is financed entirely from my pocket, and I have pledged not to seek reimbursement. I would rather see management time and attention devoted to making money than to playing proxy games.

But this stock has fallen for 32 straight years, and has not sustained a price above $0.50 for a decade. Shareholders have not seen a penny in dividends nor any business segment with consistent profits or revenue growth. So I don't think shareholders have a lot to lose. If we do not get significant changes at Goldfield, I see no future for the stock.

I do hope to negotiate some terms with the company. I would like to agree on fair election rules and a spending cap on both sides (especially since I'm paying both sides). It does not improve the legitimacy of the election, but it does run up the costs, to call shareholders individually, or to have muliple mailings. If both sides agree not to do these things, it saves everyone money and makes the election more fair.

I would prefer to save the legal fees of changing the voting rules in the middle of the campaign. Not only is it expensive and confusing, it almost guarantees a court challenge by the loser. I propose to agree on some rules, even if they favor the company, rather than pay the legal fees and fight first at the ballot box, then afterwards in the courts.

Of course, I'm also open to compromise on the issues. When I went down to Florida, I asked for two long-term large shareholders without ties to management but with useful expertise or contacts, to be on the board. I provided a list of people I thought met those criteria, but said I was open to anyone else. I also asked for the preferred stock to be redeemed. In return, I said I would not sponsor any shareholder action for a year. I'd rather see gradual change, and have a chance to assess it, than to have a winner-take-all fight. If, at the end of a year, the outside directors were supportive of management and the stock price was up, I would stay quiet. But, if the stock price was down and the outside directors told me they were outvoted 3-2 at every meeting, I would have no choice but to try further action.

I have not upped my goals. In fact, I am pleased that the company has already moved toward these ideas: officers and directors have bought stock for the first time (except for small amounts and John Sottile), and someone (Al Marino) who is not a personal friend of John Sottile is being run for the board. Given these changes, I would be willing to accept one additional board member who was a long-term large shareholder with expertise.

However, I will not agree to do more than withdraw from this year's proxy fight. If things are just as bad next year, I will become active again. As long as things are moving at a reasonable pace in the right direction, I can be patient. But I'm not waiting another 32 years.

The board is giving nothing up by accepting this. Even if they win completely this year, I can be active again next year. So they can save the risk, cost and distraction of this year's fight by allowing one outside board member. I think that person will do some good, but they certainly can do little harm. The only other concession is the preferred stock, and I think everyone agrees that has to go anyway.

I'm afraid, however, that this board seems committed to spending any amount of money so as not to cede an inch to shareholders. They even paid the law firm to get a no action letter from the SEC about omitting a proposal from the proxy that was not even submitted for the proxy. They will change the rules, battle in court, pay large amounts for solicitation;
all to avoid even
one independent director.

I cannot make a truce on those terms. Sorry.

eRaider is soliciting proxies for Goldfield's annual meeting. Click on the link to get summarized information on the participants to the proxy solicitation. Also, eRaider strongly advises all shareholders to read the proxy statement when it is available on the eRaider.com website. If you want a free copy of the proxy statement and/or the information on the participants, please email us Aaron Brown or write us at:

Privateer Asset Management
POB 20170
Park West Station
NY, NY 10025

Aaron Brown

Message 305 posted on eRaider on 4/13
April 13, 2001

Mr. Nicholas Panos
Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

Dear Mr. Panos:

I believe that the Goldfield preliminary proxy filing fails to meet the requirements of Rule 14a-4b2. For example, a shareholder supporting cumulative voting would normally assume that allocating zero votes to a candidate would withhold support for that candidate; when in fact management intends to vote such a proxy for that candidate under certain circumstances. A shareholder not supporting cumulative voting would assume that withholding a vote for a candidate would reduce the vote total to that candidate, but under certain circumstances management intends to throw all such votes in a pool and allocate them in a discretionary manner so the allocation makes no difference to the vote totals (except in cases of implausibly large vote withholdings, on the order of 75 to 86 percent, depending on the circumstances). Why do all elections in Florida have to be this technical?

More generally, the instructions are far too confusing for most shareholders to determine how their votes will be counted. There is little problem for a shareholder who wishes to give complete discretion to management. But consider a shareholder who wishes to see some dissident candidates elected, but the majority of the board to be management's choices. This is not far-fetched, I think it describes a substantial minority of the voters. Under cumulative voting, such a shareholder would simply vote for the management candidates. Under non-cumulative, he or she would vote for management, but withhold authority to vote for one or two directors. There is no clear way for such a shareholder to execute management's proxy to accomplish this goal. The proxy statement is contradictory with respect to a ballot marked to withhold authority for certain directors, but allocates votes to those directors under cumulative voting.

I do not consider this a technicality. Management is really attempting to violate the spirit of rule 14a-4d3. They want to solicit one proxy to be used both at an annual meeting under the existing certificate of incorporation, and a hypothetical and conditional adjournment of that meeting under a significantly different certificate. Although this is technically within the bounds of the rule, if management is successful in making one meeting act as two for voting purposes, it results in an impossibly complex proxy and means that a substantial minority of shareholders may confer more voting authority upon management than intended.

I further object to the untrue conditioning clause: "If Proposal 1 to Amend the Restated Certificate of Incorporation to Eliminate Cumulative Voting Is Adopted. . ." that precedes the description of the proxy voting rules. In fact, the rules are conditioned not only on Proposal 1 being adopted, but that the adoption precede the director election (something I plan to challenge as a point of order at the meeting), the necessary recess or adjournment being authorized (also, something I plan to challenge), the amended certificate being filed (something the company has not committed to do if they feel it is to their disadvantage in the director election, i.e. if dissidents get more votes, and something I plan to challenge) and the Delaware Secretary of State accepting the filing (something I plan to challenge). The third point, that management will only adjourn the meeting if they feel it is to the advantage of their favored candidates is particularly important to include. If Proposal 1 is adopted but fails to be effective for the election of directors, for one of the reasons above or other reasons, the stated rules for voting the proxy are not consistent.

Finally, I object that the proxy statement does not specify crucial issues that will come before the annual meeting, such as the points of order above. Management is well aware that objections will be raised to the voting order and the recess or adjournment. A shareholder who supports eliminating cumulative voting, but does not want it to apply to this year's election (a reasonable opinion), has no way to withhold authority for the mid-meeting change.

Thank you.

Sincerely,

Aaron Brown

Message 311 posted on eRaider on 4/16/01

We spent the long weekend considering alternatives to Goldfield's bombshell proxy materials.

Last December, Goldfield changed its bylaws to require eRaider to disclose its entire strategy 90 days before the meeting. Then the company used 60 days after we disclosed to come up with a plan to change the rules in a way that makes our strategy unattractive. That sent us scrambling.

We decided to start over. When we filed our old proxy statement, Goldfield had cumulative voting. That meant (using last year's vote totals) you got to elect a director for each 3.1 million shares you could come up with. So we planned to run a campaign with the goal of getting two or three shareholders on the board.

Figure there are three groups of shareholders. One group (including us) sides with activists and wants shareholders on the board. A middle group likes the fact that activists challenge management, but prefers that they represent only a minority on the board. A third group wants to keep all shareholders other than insiders off the board. Based on our research, we felt that the first group had enough votes to accomplish our goals, so there was no need to appeal to the middle.

Under management's proxy statement, if they can get more than half the votes (and dance through some procedural hoops and survive legal challenges), they can eliminate cumulative voting and block all shareholder candidates. Perhaps I'm paranoid, but I would then expect them to use a year to implement an entire suite of anti-shareholder devices including a poison pill, a staggered board and dead hand provisions. I would also expect to see all the good changes we have witnessed in the last six months disappear.

Therefore, it becomes essential that eRaider appeals to the middle group to prevent the hardline anti-shareholder forces from getting a majority. That is far more important than electing a specific number of directors. Beyond the immediate damage of the company's plan, I think it would poison shareholder relations for the long term. I am afraid we would end up with a board that feels embattled and a significant minority of shareholders that feels disenfranchised. Moreover, the plan could be very expensive in terms of legal costs, and seems likely to result in legal challenge. It is hard to believe that serious or institutional shareholders would want to hold the stock after a stunt like that.

Therefore we have elected to start over with a new preliminary proxy filing. We have eliminated all negative information and unnecessary argument.
The only thing we criticize is the complex procedural plan to overturn cumulative voting. We have proposed a compromise board consisting of CEO John Sottile, Secretary Dwight Severs, board-recommended candidate
Al Marino; plus Aaron Brown, Deborah Pastor and Sam Rebotsky as long-term shareholders willing to work hard to make the stock price go up.

We hope this new proxy will appeal to the middle group of shareholders and prevent a hardline victory, which we think would be disastrous. With luck, it will remove enough support for the hardline position that the company elects to save the trauma and expense of trying to ram it through.

A lot of people in that middle group will feel we brought the hardline proposal on ourselves by running a full slate and filling our first proxy filing with criticisms of the Goldfield's costs and business strategies. I disagree, but I am not going to argue with anyone about it. We have moved from an aggressive attempt to maximize shareholder value to a conciliatory attempt for shareholder unity (we cannot create value without unity). Our short term goal (to get some serious long-term shareholders on the board) and long term goal (maximize shareholder value) have not changed; but now we are trying to accomplish them with a broader base of support; at the possible risk of going more slowly. This is always a choice in life, if you go too fast in your own direction, you wind up all by yourself; but if you wait for every straggler to agree, you never get anywhere. We have decided to slow down a bit and see if we can get almost everyone going in the same direction.

This is a sincere shift, not a trick to gain a temporary advantage. Any of our candidates who is elected to the board will join with an open mind, work with anyone and everyone and represent all shareholders, not just the ones who voted for our slate.

We submitted the preliminary proxy to the SEC (along with a protest about the company tactics). We hope to get a definitive proxy filing soon, at which point we will begin the serious work of soliciting proxies.

As always, we welcome suggestions and discussion of our actions and anything else to do with the company.

eRaider is soliciting proxies for Goldfield's annual meeting. Click on the link to get summarized information on the participants to the proxy solicitation. Also, eRaider strongly advises all shareholders to read the proxy statement when it is available on the eRaider.com website. If you want a free copy of the proxy statement and/or the information on the participants, please email Aaron Brown or write us at:

Privateer Asset Management
POB 20170
Park West Station
NY, NY 10025

Only the poster is responsible for the content of this message, this legend does not imply eRaider's agreement or disagreement. Please read our legal disclaimer for more information.
Aaron Brown
eRaider co-founder

Message 313 posted on eRaider on 4/17/01
I understand your point, we went over all the options carefully. Unfortunately, I know of no good solution. I want shareholders on the board because I think they will do positive things that the current board, for whatever reasons, has not accomplished: set a firm strategic direction, communicate with shareholders, act as ambassadors to win new business for the company, align pay with performance, subject all plans (especially new businesses) to rigorous scrutiny, keep a close eye on costs, make the company appealing to institutional investors and be fair and impartial in running elections and meetings. This is a positive platform.

But to explain the positive platform, you have to point out areas in which the current board has failed. That leads to negative campaigning. Actually, in my experience, board failures are not the result of bad people on the board, but a self-reinforcing idea that shareholders don't care (so they are given no information or voice, so they feel powerless, so they stop paying attention or caring, justifying the original premise). Board members do not feel they represent a constituency that would justify challenging management.

The negative material in our first proxy drove the hardliners to what is in my opinion a Kamikazi strategy. It was the fear of the expense and trauma of that strategy, rather than an objection to our criticisms per se, that led to a erosion of our support among the middle-of-the-roaders.

So we removed all the negatives. Frankly, management's own proxy paints them in a far worse light than anything we said. What better proof that the board needs some shareholders on it, than the lengths to which it will go to avoid it?

I agree with you that the kinder, gentler proxy will not gain many votes among inattentive small shareholders. The issues are too complicated without stark examples. However, if our proxy can solidify support among the larger shareholders we have already identified and spoken to (without soliciting, of course, merely gathering opinions and ideas), I don't think management can overturn cumulative voting.

Moreover, I think our main campaigning will be devoted to persuading shareholders to keep the election fair, rather than to vote for our candidates. In any fair election, I think we win at least one (probably two) board seats. If we went all out campaigning, and cumulative voting were retained, I think we could get three or maybe four. But if cumulative voting is eliminated, I think we have small chance of winning and, as I have said, if we did win it would not be much of a victory.

In any proxy fight there is the (usually unspoken) threat that management will reduce the company to a smoking ruin if they must lose. This is not an idle fear, it has actually happened to many companies (at least, management inflicted crippling damage before being forced out, damage that eventually led to the company's demise). Therefore, activists always have to stop short of tactics that might incite this behavior, even if such tactics are milder than the company itself is using and would be accepted in any normal election from High School Class President to President of the United States.

However, I don't think we'll get to that point. If everyone who ever said "I'd rather die than. . ." were dead, the world would be underpopulated. The Sottile family has controlled Goldfield for 30 years without having to answer to anyone. The first reaction to assertive shareholders may be horror and fight-at-all-costs. But I cannot believe John Sottile wants to destroy the company that made his family wealthy, and I cannot believe the board of directors would let him do it. I hope they will see that a fair election is tolerable if the worst that can happen is a compromise slate gets elected; and that an unfair election is bad for everyone.

eRaider is soliciting proxies for Goldfield's annual meeting. Click on the link to get summarized information on the participants to the proxy solicitation. Also, eRaider strongly advises all shareholders to read the proxy statement when it is available on the eRaider.com website. If you want a free copy of the proxy statement and/or the information on the participants, please email Aaron Brown or write us at:

Privateer Asset Management
POB 20170
Park West Station
NY, NY 10025

Only the poster is responsible for the content of this message, this legend does not imply eRaider's agreement or disagreement. Please read our legal disclaimer for more information.
Aaron Brown
Message 333 on eRaider message board "Shareholder Rights" on 4/13/01 Goldfield's is the most complex I have ever seen.

It is not uncommon to have something like "if shareholders prevail in their lawsuit then all six directors will be up for election, otherwise two directors will be up." But in this case the voting itself is simple, you vote for two directors for sure, and four others knowing the votes for those positions may or may not be counted. Or sometimes there are things like "if the company gets more than two-thirds of the vote it will vote for proposal A, otherwise it will cast its votes for proposal B."

But none of these require decisions on the part of the voter. They are just conditional rules on which votes will be counted. The shareholder votes for whatever they want, the person counting the votes has to make any decisions. And the decisions are usually straightforward.

In this case, the shareholder must vote for or against cumulative voting; then vote for directors not knowing whether there will or won't be cumulative voting. This could be simple if management simply said "let us use your director votes as we see fit," but that violates SEC rules. They have to give you clear opportunities to vote against any of their nominees. But voting against means different things depending on whether or not there is cumulative voting.

One of the things we're studying is whether this is legal. There is a recent court decision (won through the efforts of the activist Wisconsin pension fund) that says a company cannot reschedule an annual meeting simply because they think they will lose an election and want time to get more votes. This is similar in spirit, if not letter. Also the proxy rules are pretty strict and we're not sure this meets them.

Of course, it's silly to be fighting these technicalities out. We want a long-term large shareholder who is not a personal friend of the CEO and who has some useful expertise on the board. Management does not. So we should let the shareholders decide in a simple, fair election. Everyone knows how to do that. You send one piece of mail to each shareholder showing both arguments, you count up the votes, and the side with more votes wins. It's cheap, it's fair, it does not produce lawsuits.

eRaider is soliciting proxies for Goldfield's annual meeting. Click on the link to get summarized information on the participants to the proxy solicitation. Also, eRaider strongly advises all shareholders to read the proxy statement when it is available on the eRaider.com website. If you want a free copy of the proxy statement and/or the information on the participants, please email us Aaron Brown or write us at:

Privateer Asset Management
POB 20170
Park West Station
NY, NY 10025

Only the poster is responsible for the content of this message, this legend does not imply eRaider's agreement or disagreement. Please read our legal disclaimer for more information.

Aaron Brown
eRaider co-founder